UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

GIGOPTIX, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

             37517Y103

(CUSIP Number)

                                                                  November 9, 2009

                                                      (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-l(b)

☒ Rule 13d-l(c)

☐ Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 15 pages

CUSIP No.		37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
VantagePoint Venture Partners IV, L.P.
2. Check the Appropriate Box if a Member of a Group (See Instructions)
☐ (a)
☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization		United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
	6. Shared Voting Power	63,474
	7. Sole Dispositive Power	0
	8. Shared Dispositive Power	63,474
9. Aggregate Amount Beneficially Owned by Each Reporting Person		63,474
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)		0.72%
12. Type of Reporting Person (See Instructions) PN

Page 2 of 15 pages

CUSIP No.	37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
VantagePoint Venture Partners IV Principals Fund, L.P.
2. Check the Appropriate Box if a Member of a Group (See Instructions)
	☐ (a)
	☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization		United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
	6. Shared Voting Power	2,308
	7. Sole Dispositive Power	0
	8. Shared Dispositive Power	2,308
9. Aggregate Amount Beneficially Owned by Each Reporting Person		2,308
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)		0.03%
12. Type of Reporting Person (See Instructions) PN

Page 3 of 15 pages

CUSIP No.	37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
VantagePoint Venture Partners IV (Q), L.P.
2. Check the Appropriate Box if a Member of a Group (See Instructions)
	☐ (a)
	☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization		United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
	6. Shared Voting Power	634,046
	7. Sole Dispositive Power	0
	8. Shared Dispositive Power	634,046
9. Aggregate Amount Beneficially Owned by Each Reporting Person		634,046
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)		7.16%
12. Type of Reporting Person (See Instructions) PN

Page 4 of 15 pages

CUSIP No.	37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
VantagePoint Venture Partners III, L.P.
2. Check the Appropriate Box if a Member of a Group (See Instructions)
	☐ (a)
	☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization		United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
	6. Shared Voting Power	18,988
	7. Sole Dispositive Power	0
	8. Shared Dispositive Power	18,988
9. Aggregate Amount Beneficially Owned by Each Reporting Person		18,988
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)		0.21%
12. Type of Reporting Person (See Instructions) PN

Page 5 of 15 pages

CUSIP No.	37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
VantagePoint Venture Partners III (Q), L.P.
2. Check the Appropriate Box if a Member of a Group (See Instructions)
	☐ (a)
	☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization		United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
	6. Shared Voting Power	155,970
	7. Sole Dispositive Power	0
	8. Shared Dispositive Power	155,970
9. Aggregate Amount Beneficially Owned by Each Reporting Person		155,970
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)		1.76%
12. Type of Reporting Person (See Instructions) PN

Page 6 of 15 pages

CUSIP No.	37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
VantagePoint Venture Associates III, L.L.C.
2. Check the Appropriate Box if a Member of a Group (See Instructions)
☐ (a)
☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization	United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
6. Shared Voting Power	174,958
7. Sole Dispositive Power	0
8. Shared Dispositive Power	174,958
9. Aggregate Amount Beneficially Owned by Each Reporting Person	174,958*
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)	1.98%
12. Type of Reporting Person (See Instructions) PN

*Pursuant to Rule 13d−4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

Page 7 of 15 pages

CUSIP No.	37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
VantagePoint Venture Associates IV, L.L.C.
2. Check the Appropriate Box if a Member of a Group (See Instructions)
	☐ (a)
	☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization		United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
	6. Shared Voting Power	699,828
	7. Sole Dispositive Power	0
	8. Shared Dispositive Power	699,828
9. Aggregate Amount Beneficially Owned by Each Reporting Person		699,828*
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)		7.90%
12. Type of Reporting Person (See Instructions) PN

*Pursuant to Rule 13d−4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

Page 8 of 15 pages

CUSIP No.	37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
James D. Marver
2. Check the Appropriate Box if a Member of a Group (See Instructions)
	☐ (a)
	☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization		United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
	6. Shared Voting Power	874,786
	7. Sole Dispositive Power	0
	8. Shared Dispositive Power	874,786
9. Aggregate Amount Beneficially Owned by Each Reporting Person		874,786*
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)		9.88%
12. Type of Reporting Person (See Instructions) IN

*Pursuant to Rule 13d−4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

Page 9 of 15 pages

CUSIP No.	37517Y103
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Alan E. Salzman
2. Check the Appropriate Box if a Member of a Group (See Instructions)
	☐ (a)
	☐ (b)
3. SEC Use Only
4. Citizenship or Place of Organization		United States of America
Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power	0
	6. Shared Voting Power	874,786
	7. Sole Dispositive Power	0
	8. Shared Dispositive Power	874,786
9. Aggregate Amount Beneficially Owned by Each Reporting Person		874,786*
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9)		9.88%
12. Type of Reporting Person (See Instructions) IN

*Pursuant to Rule 13d−4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

Page 10 of 15 pages

Item 1.

(a)	Name of Issuer: GigOptix, Inc.
(b)	Address of Issuer's Principal Executive Offices: 2400 Geng Road, Suite 100, Palo Alto, CA 94303

Item 2.

(a)	Names of Persons Filing:

VantagePoint Venture Partners IV, L.P.

VantagePoint Venture Partners IV Principals Fund, L.P.

VantagePoint Venture Partners IV (Q), L.P.

VantagePoint Venture Partners III, L.P.

VantagePoint Venture Partners III (Q), L.P.

VantagePoint Venture Associates III, L.L.C.

VantagePoint Venture Associates IV, L.L.C.

James D. Marver

Alan E. Salzman

     (b)   Address of Principal Business Office or, if none, Residence: 1001 Bayhill Drive Suite 300, San
             Bruno, CA 94066

(c)	Citizenship: United States of America
(d)	Title of Class of Securities: Common Stock, $0.001 par value
(e)	CUSIP Number: 37517Y103

Item 3.     If this statement is filed pursuant to &#65533;&#65533;240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.
Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

VantagePoint Venture Partners IV, L.P.: 63,474

VantagePoint Venture Partners IV Principals Fund, L.P.: 2,308

VantagePoint Venture Partners IV (Q), L.P.: 634,046

VantagePoint Venture Partners III, L.P.: 18,988

VantagePoint Venture Partners III (Q), L.P.: 155,970

VantagePoint Venture Associates III, L.L.C.*: 174,958

VantagePoint Venture Associates IV, L.L.C.**: 699,828

James D. Marver***: 874,786

Alan E. Salzman***: 874,786

(b) Percent of class:

VantagePoint Venture Partners IV, L.P.: 0.72%

VantagePoint Venture Partners IV Principals Fund, L.P.: 0.03%

VantagePoint Venture Partners IV (Q), L.P.: 7.16%

VantagePoint Venture Partners III, L.P.: 0.21%

VantagePoint Venture Partners III (Q), L.P.: 1.76%

Page 11 of 15 pages

VantagePoint Venture Associates III, L.L.C.*: 1.98%

VantagePoint Venture Associates IV, L.L.C.**: 7.90%

James D. Marver***: 9.88%

Alan E. Salzman***: 9.88%

(c)  Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

VantagePoint Venture Partners IV, L.P.: 0

VantagePoint Venture Partners IV Principals Fund, L.P.: 0

VantagePoint Venture Partners IV (Q), L.P.: 0

VantagePoint Venture Partners III, L.P.: 0

VantagePoint Venture Partners III (Q), L.P.: 0

VantagePoint Venture Associates III, L.L.C.* 0:

VantagePoint Venture Associates IV, L.L.C.** 0:

James D. Marver***: 0

Alan E. Salzman***: 0

(ii)	Shared power to vote or to direct the vote

VantagePoint Venture Partners IV, L.P.: 63,474

VantagePoint Venture Partners IV Principals Fund, L.P.: 2,308

VantagePoint Venture Partners IV (Q), L.P.: 634,046

VantagePoint Venture Partners III, L.P.: 18,988

VantagePoint Venture Partners III (Q), L.P.: 155,970

VantagePoint Venture Associates III, L.L.C.*: 174,958

VantagePoint Venture Associates IV, L.L.C.**: 699,828

James D. Marver***: 874,786

Alan E. Salzman***: 874,786

(iii)	Sole power to dispose or to direct the disposition of

 VantagePoint Venture Partners IV, L.P.: 0

VantagePoint Venture Partners IV Principals Fund, L.P.: 0

VantagePoint Venture Partners IV (Q), L.P.: 0

VantagePoint Venture Partners III, L.P.: 0

VantagePoint Venture Partners III (Q), L.P.: 0

VantagePoint Venture Associates III, L.L.C.* 0:

VantagePoint Venture Associates IV, L.L.C.** 0:

James D. Marver***: 0

Alan E. Salzman***: 0

(iv)	Shared power to dispose or to direct the disposition of
                              VantagePoint Venture Partners IV, L.P.: 63,474

VantagePoint Venture Partners IV Principals Fund, L.P.: 2,308

VantagePoint Venture Partners IV (Q), L.P.: 634,046

VantagePoint Venture Partners III, L.P.: 18,988

VantagePoint Venture Partners III (Q), L.P.: 155,970

VantagePoint Venture Associates III, L.L.C.*: 174,958

VantagePoint Venture Associates IV, L.L.C.**: 699,828

James D. Marver***: 874,786

Alan E. Salzman***: 874,786

* VantagePoint Venture Associates III, L.L.C., is the general partner for both VantagePoint Venture Partners III (Q), L.P., and VantagePoint Venture Partners III, L.P. VantagePoint Venture Associates III, L.L.C., disclaims beneficial ownership of such shares.

Page 12 of 15 pages

** VantagePoint Venture Associates IV, L.L.C., is the general partner for VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., and VantagePoint Venture Partners IV Principals Fund, L.P. VantagePoint Venture Associates IV, L.L.C., disclaims beneficial ownership of such shares.

*** Messrs. James Marver and Alan Salzman are the Managing Members of both VantagePoint Venture Associates III, L.L.C., and VantagePoint Venture Associates IV, L.L.C. Messrs. Marver and Salzman disclaim beneficial ownership of such shares.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.
Item 8.	Identification and Classification of Members of the Group
Not applicable.
Item 9.	Notice of Dissolution of Group
Not applicable.
Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 13 of 15 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 19, 2009

VANTAGEPOINT VENTURE PARTNERS III, L.P.

By: VantagePoint Venture Associates III, L.L.C.,

Its General Partner

By:/s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS III (Q), L.P.

By: VantagePoint Venture Associates III, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.

By: VantagePoint Venture Associates IV, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE ASSOCIATES III, L.L.C.

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE ASSOCIATES IV, L.L.C.

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

/s/ James D. Marver

James D. Marver

/s/ Alan E. Salzman

Alan E. Salzman

Page 14 of 15 pages

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock of GigOptix, Inc.

This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: November 19, 2009

VANTAGEPOINT VENTURE PARTNERS III, L.P.

By: VantagePoint Venture Associates III, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS III (Q), L.P.

By: VantagePoint Venture Associates III, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.

By: VantagePoint Venture Associates IV, L.L.C.,

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE ASSOCIATES III, L.L.C.

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VANTAGEPOINT VENTURE ASSOCIATES IV, L.L.C.

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

/s/ James D. Marver

James D. Marver

/s/ Alan E. Salzman

Alan E. Salzman

Page 15 of 15 pages